Exhibit 10.1

Facility Letter

Borrower
M/s My Mobile Payments Ltd
MOM House, Plot No 61,Ramchandra Lane,
Next to Kapolwadi,Opp to Bikaji Foods,Kanchpada,
Malad-Wesr,Mumbai-400064

Dear Sirs,

Re: Sanction of Credit Facilities.

With reference to your request and subsequent discussions & clarifications, we (the “Lender” or “the Bank”) have pleasure in offering you M/s My Mobile Payments Ltd (the “Borrower”), the following facilities (the "Facilities") on the terms and conditions set out below:

Facility Details

Facility Details		Terms Description
Nature of Facility	Overdraft
Amount	INR 100,000,000 (Indian Rupees One Hundred Million only)	Pricing: 2.10% ("Margin") over and avove the Bank's Yearly MCLR.
Nature	Revolving	Interest Reset: Annually
Tenor	12 months subject to payable on demand / annual review	Interest Payment: Monthly
Purpose	For Working Capital	(Effective Rate of Interest is subject to change in MCLR on the date of disbursement)
Availability	12 months subject to annual review	Margin: Nil
Repayment	On Demand / Annual Review	Security: SBLC issued by UBS Bank amounting USD 2MM equivalent approx INR 130 MM issued by shareholder of M/s MoneyOnMobile Inc - Mr. Mark V. Houghton-Bery who hold 4% shares of MoneyOnMobile, Inc.
Guarantee: N/A

Special Terms & Conditions:
1. The SBLC value converted in INR should not fall below INR 125 MM and short fall, if any to be covered by additional SBLC/BG or proportionate limit reduction as below:
a) INR equivalent falls to INR 115 MM Limit and outstanding to be proportionately reduced within 7 days.
b) INR equivalent falls to INR 110 MM Limit and outstanding to be proportionately reduced immediately

Review Date		The facilities will be reviewed by 26/9/2017
Documentation		As stipulated by Bank from time to time.

Exhibit 10.1

Interest:

1.	The interest, commitment fee, increased cost and additional interest payable on the
Facilities by the Borrower shall be as follows:

a.	The Borrower shall be liable to pay to the Bank interest on the amounts due under the Facility (ies) at Applicable Rate of Interest prevailing on the date of drawdown or such other rate as may be stipulated by the Bank in its absolute discretion from time to time and advised to the Borrower. The interest shall be paid by the Borrower on the Interest Payment Dates.

Notwithstanding anything contained hereinabove:

(i)	The Bank shall be entitled to reset the Margin on the Interest Reset Date and
Base Rate/MCLR on first day of every subsequent month/quarter/ half year/
one year or at such frequency as the Bank deems fit.

For the purpose of Base Rate/MCLR reset:-
A.    Month shall mean 1st day of each calendar month;
B.    Quarter shall mean the 1st day of the month falling after three calendar months
(including the month in which drawdown has been made) from the date of relevant drawdown;
C.    Half year shall mean the 1st day of the month falling after six calendar months
(including the month in which drawdown has been made) from the date of relevant drawdown; and
D.    Annual shall mean the 1st day of the month falling after twelve calendar months
(including the month in which drawdown has been made) from the date of relevant drawdown;

b.	The Bank shall also have the right to reset the Margin consequent to any change in the Base Rate/MCLR. Further, the Bank shall have the right to reset the Base
Rate/MCLR as well as the Margin upon occurrence of any of the following:

a.    RBI revising the standard provisioning requirements for banking assets; or
b.    RBI enhancing the risk weightage norms for banking assets; or
c.    RBI changing the norms for classification of banking assets; or
d.    Downward revision in the credit rating of the Borrower and/or third party security provider by a Credit Rating Agency and /or internal ratings;
e.    occurrence of an event of default or potential event of default; or
f.    Bank’s internal reviews and/or changes in externally prevailing directives of regulatory authorities; or
g.    RBI changing the methodology for computation of base rate/MCLR from time to time.

c.	Upon reset of the Margin in accordance with this Clause, the Bank shall notify to the
Borrower of such reset and revised Applicable Rate of Interest and the Borrower shall, from the reset date, pay to the Bank interest on the Facility(ies) at the revised
Applicable Rate of Interest.

d.	The interest rate/commission is subject to variation in consonance with RBI directions, statutory and regulatory requirements, conditions of money market, availability of loanable funds, internal policy of the Bank, etc.

For the purpose of above clauses, the following definitions shall apply:
“Base Rate” means the percentage rate per annum determined by the Bank from time to time and announced / notified by the Bank as its Base Rate.

Exhibit 10.1

“MCLR” shall mean marginal cost of lending rate as determined by the Bank from time to time and announced / notified by the Bank as its marginal cost of lending rate.

Special Terms & Conditions for the above credit limits:

1)	The Processing Fees of 0.75% of the facility amount plus applicable taxes payable upfront at the time of acceptance of this facility letter.

2)	Legal Fee: On Actual

3)	SBLC/BG text and format to be as per legal approved format and SBLC text to be vetted by YBL Legal dept. prior to disbursement.

4)	Limit set up shall be only till one month prior to SBLC expiry date, subject to maximum of 12 months during the tenor of limits.

5)	End use certificate to be submitted prior to disbursement.

6)	Term Loan A/c statement from SCB from inception till date and repayment statement to be submitted prior to disbursement.

7)	MoA & AoA of the company to be submitted to ensure borrowing powers prior to disbursement.

GENERAL TERMS & CONDITIONS: As per Annexure I

All charges/fees paid to the Bank pursuant grant of Facilities hereto are non-refundable.

This offer shall be valid for acceptance within 45 days from the date of this letter. Kindly confirm to us, by signing on the duplicate copy of this letter, your acceptance of the foregoing terms and conditions and return the same to us so as to be received by us prior to the above date.

Utilization of the above Facilities shall be subject to discretion of the Bank, execution of all facility and security related documents and no event of default or potential event of default having occurred.

Should you have any query regarding the above terms and conditions, please do not hesitate to contact the right-hand undersigned.

Yours faithfully,
YES BANK LIMITED

/s/ Shasshank Jariwala                /s/ Atanu Dash
…………………………….            ………………………….
Shashank Jariwala             Atanu Dash
Cluster Business Leader            Relationship Leader
Business Banking             Business Banking

I/We, My Money Payments LTD. confirm acceptance of the above terms and conditions mentioned herein as also in the Working Capital Master Facility Agreement or other transaction documents together with its schedules earlier executed by me in the matter. I/We hereby irrevocably authorize you to debit my/our account(s) maintained with your Bank  towards processing fees, applicable taxes together with interest, costs, charges, expenses, commissions as may be applicable in relation to the above said credit facilities.

Borrower: M/s My Mobile Payments Ltd

Name:    Jolly Mathur
Position: Director

Signature(s) / Company's stamp

/s/ Jolly Mathur
...............................................................

Exhibit 10.1

Annexure I

GENERAL TERMS & CONDITIONS

1)	The Borrower to arrange registration of Bank’s charge including ROC charge and
Intimation to Mortgage with Sub Registrar Office on the assets secured against the facilities sanctioned, within the stipulated time.

2)	The Borrower to route all banking transactions through YBL only. Additional current accounts if any, with other bank can be opened or continued only with prior written consent of YBL.

3)	All charges pertaining to legal opinion, valuations, insurance, inspection, ROC search,
ECGC premium, other incidental expenses, etc. to be borne by the Borrower and the charges once paid is non- refundable. Base Rate/MCLR, effective interest rate, fees, commission and other charges are subject to change at any time at the sole discretion of the Bank or if so required by Reserve Bank Of India (“RBI”). All interest rates, fees, commissions and other charges are exclusive of interest tax and service tax (if applicable) and the same will be recovered separately.

4)	In case of takeover of facilities from other bank, the Borrower would submit No
Dues/No Charge/Satisfaction of charge certificate from existing bank within 30 days of the disbursement, failing which an additional interest of 2% on the outstanding amount would be due and payable.

5)	Borrower to furnish us on a regular basis Statement of stocks and book debts, on a monthly basis for Drawing power linked facilities, to be submitted latest by the 25th of subsequent month. Any delay is submission of the stock statement will attract late payment charges of Rs.5,000/- p.m.

6)	Working Capital facilities are payable on demand and are subject to annual renewal.
Renewal documents are to be submitted 60 days prior to the due date as mentioned above. Please note that the Bank shall not renew / enhance the limit granted or to be granted to you otherwise than at the Bank’s sole and absolute discretion and in no circumstances the loan amount shall at any point of time exceed in the aggregate with interest thereon and other costs, if any, such limit as the Bank may, from time to time, decide in respect of each facility or in the aggregate. Bank reserves the right to charge an additional interest @2% in case the documents/required information are not submitted within the due date resulting in delay/non renewal of limits.

7)	In case for facilities to be renewed on an annual basis, the utilisation of the limit over the stipulated date of renewal shall be treated as deemed acceptance by the Borrower and guarantors to continue the facility on the terms and conditions accepted for the original sanction. Bank will have the authority to debit the charges for renewal of facility at its sole discretion, on the same terms as mentioned in clause 1 of special terms and condition of this letter and the Borrower by accepting this letter agrees for the same.

8)	Te Borrower shall forward to the Bank, provisional balance sheet and Profit & Loss
Account within 45 days of year-end and audited accounts within 6 months from the year-end.

9)	The Bank will have the right to examine at all times, the Borrower’s books of accounts and its offices/ sites/factory (ies)/stocking points inspected from time to time by officer(s) of the Bank and / or qualified auditors/statutory auditors and / or technical experts and / or management consultants of the Bank’s choice. Cost of such inspection shall be borne by the Borrower.

10)	The Borrower shall endorse/assign the Insurance policy in Bank’s favour, covering the full value of assets, hypothecated /mortgaged /assigned to the Bank. In case, the property / assets are found to be not insured/inadequately insured or the evidence to this effect is not made available to the Bank, in order to protect its interest, the Bank reserves the right to take adequate insurance cover for such property /assets. Any costs and risks arising out of this would be borne by the Borrower and YBL reserves the right

Exhibit 10.1

to debit the Borrower’s account towards the insurance premium charged by the insurance company. By accepting this Facility Letter you are authorizing the Bank to recover the amount of premium by debiting your bank account maintained with the
Bank.

11)	The Borrower agrees to create security interest in favour of the Bank/ security trustee/security agent in a form and manner satisfactory to the Bank. Further, the Bank as a matter of policy does not accept laminated title /security documents. The Borrower is therefore advised to upfront inform the Bank as to whether the title/security documents are laminated or not. The Bank further reserves its right to accept or reject any title/security documents, with or without assigning any reasons. The decision of the
Bank shall be final and binding on the Borrower in this regard.”

12)	Prepayment/Pre-closure of any of the above credit facility will attract prepayment/preclosure charges @ 2% of the entire sanctioned limit.

13)	Upon issuance of the Pay-order/Counter Guarantee in favour of the earlier bank, the cancellation of same will attract pre-closure charges as stipulated above.

14)	Under utilization/utilization of the limit at a level below 60% will attract the levy of commitment charge.

15)	The Bank reserves the right to discontinue the facility and to withhold / stop any disbursement without giving any notice in case of non - compliance / breach of any terms and conditions stipulated herein and from time to time as also in the relevant documents or any information / particulars furnished to us is found to be incorrect or in case of any development or situations due to which in the opinion of the Bank, its interest will be / is likely to be prejudicially affected by such continuation or disbursement.

16)	The Borrower further agrees that in addition to right enjoyed by YBL in the event of
Borrower committing any act of default, YBL shall be entitled to disclose to RBI/CIBIL or any other third person, the name/identity/details of the Borrower and the fact of its having committed any act of default as aforesaid.

17)	Notwithstanding the terms herein and in conformity with normal business practice, we reserve the right to review this Facility or any of the terms and conditions thereof including interest spread or any other documents or security relating thereto with immediate effect.

18)	During the currency of the Bank’s facilities, the Borrower will not without the written permission of the Bank:
a) Effect any change in management and/or the capital structure
b) Undertake any major capital expenditure
c) Formulate any scheme of amalgamation or reconstruction
d) Undertake guarantee obligations on behalf of any other entity
e) Withdraw monies brought in by key promoters/depositors.
f) Extend loans & advances to promoters/associates and other companies
g) Declare dividends for any year except out of profits relating to that year after making all due and necessary provisions and provided further that no default had occurred in any repayment obligations.
h) Avail additional borrowings from the banking system, secured or unsecured.
i) Charge / sell off any of the fixed assets of the Firm.

19)	Any other terms and conditions, which are not specifically covered herein but stipulated in the sanction, should be strictly complied with, including those stipulated by other banks, if any, under consortium / multiple banking arrangements.

20)	Non-compliance of any of the conditions of sanction or irregularity in the account including unauthorized excess drawings, for any reason whatsoever will attract penal charges @ 2.00% payable monthly during the period of non - compliance.

21)	In cases where facilities to the Borrower are backed by guarantee/standby letter of credit

Exhibit 10.1

from overseas parent company / overseas bank on behalf of overseas parent company, the Borrower hereby unconditionally and irrevocably agrees and undertakes to adopt any one of the course of action as mentioned below:
a) To remit funds to the overseas company within 7 days from the date on which the payment has been made by the overseas parent company/overseas bank under the said guarantee/ standby letter of credit : or
b) To comply with all guidelines/regulation as may be laid down by Reserve Bank of India in regard to Foreign Direct Investment (“FDI”)/External Commercial
Borrowing (“ECB”)
c) The Borrower shall intimate the Bank within 7 days of the course of action adopted by the Borrower as mentioned above, failing which the Bank shall be entitled to report non compliance to Reserve Bank of India.